Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

On August 8, 2019, Aquinox Pharmaceuticals, Inc. (“Aquinox”), completed its acquisition of Neoleukin Therapeutics, Inc., a Delaware corporation (“Former Neoleukin”), pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), by and among Former Neoleukin, Aquinox and Apollo Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Aquinox (“Merger Sub”), pursuant to which, among other things, Merger Sub merged with and into Former Neoleukin, with Former Neoleukin surviving as an Aquinox wholly owned subsidiary (the “Merger”). The name of Aquinox was subsequently changed to Neoleukin Therapeutics, Inc. Neoleukin is a biotechnology company that uses sophisticated computational algorithms to design de novo protein therapeutics to address significant unmet medical needs in oncology, inflammation, and autoimmunity.

The aggregate Merger consideration Aquinox paid for all of the outstanding shares of capital stock and outstanding options of Former Neoleukin was:

•	4,589,771 shares of Aquinox common stock, representing 19.5% of Aquinox outstanding common stock immediately prior to the Merger; and

•

101,927 shares of a newly created non-voting convertible preferred stock (“Series A Preferred Stock”) that, following approval of Aquinox stockholders, will be convertible (the “Preferred Stock Conversion”) into 10,192,700 shares of Neoleukin common stock such that following such conversion, the former holders of Former Neoleukin capital stock will, together with the shares of common stock issued at the closing of the Merger, hold in aggregate approximately 38.58% of Aquinox outstanding shares of common stock (or 38.02% on a fully diluted basis, excluding equity incentive awards covering shares of Neoleukin common stock that were granted to continuing Former Neoleukin employees, including members of management shortly after completion of the Merger).

The issuance of the common stock and Series A Preferred Stock in connection with the Merger was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulation D promulgated thereunder.

Although stockholder approval was not required for the Merger, under the terms of the Merger Agreement, Aquinox agreed to use commercially reasonable efforts to call and hold a meeting of its stockholders to obtain the requisite approval for the Preferred Stock Conversion, as required by the Nasdaq listing rules, within 100 days after the date of the Merger Agreement and, if such approval is not obtained at that meeting, to seek to obtain such approval at an annual or special stockholders meeting to be held at least every six months thereafter.

The following selected unaudited pro forma condensed combined financial data gives effect to the Merger and it is accounted for as an asset acquisition as Former Neoleukin did not meet the definition of a business under Accounting Standard Codification Topic 805, Business Combinations (“ASC 805”) as substantially all of the value was in the In Process Research & Development asset. Accordingly, the assets and liabilities of Aquinox will be recorded as of the merger closing date at their respective carrying values and the acquired net assets of Former Neoleukin will be recorded as of the merger closing date at their fair value. Aquinox was determined to be the accounting acquirer based upon the terms of the Merger and immediately after the Merger, the Aquinox shareholders immediately prior to the Merger owned approximately 83.7% of the common stock of Neoleukin Therapeutics, Inc.

Pro Forma Information

The unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the historical balance sheets of Aquinox and Former Neoleukin after giving effect to the transactions as if they had occurred on June 30, 2019. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and for the year ended December 31, 2018 combines the historical results of operations of Aquinox and Former Neoleukin after giving effect to the transactions as if they had occurred on January 1, 2018.

The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates. Differences between these preliminary estimates and the final amounts will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the consolidated company’s future results of operations and financial position. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of changes in the Aquinox or Former Neoleukin assets and liabilities that occurred prior to the completion of the Merger.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that would have been realized had Aquinox and Former Neoleukin been a consolidated company during the specified periods. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the audited consolidated financial statements of Aquinox and Former Neoleukin for the year ended December 31, 2018 and the unaudited condensed consolidated financial statements of Aquinox as of and for the three and six-month periods ended June 30, 2019 and the unaudited condensed financial statements of Former Neoleukin for the six months ended June 30, 2019.

Unaudited Proforma Condensed Combined Balance Sheet

As of June 30, 2019

(in thousands of U.S. dollars)

	Aquinox Pharmaceuticals, Inc.	Neoleukin Therapeutics, Inc.	Pro Forma Adjustments	Note 4	Pro Forma Condensed Combined
Assets
Current assets:
Cash and cash equivalents	$72,700	$4,110	$(7,605)	A	$69,205
Receivables, prepayments and deposits	509	634	-		1,143

Total current assets	73,209	4,744	(7,605)		70,348

Property and equipment, net	318	857	-		1,175
Operating lease right-of-use asset	186	-	-		186
Long-term prepayments and deposits	30	-	-		30

Total assets	$73,743	$5,601	$(7,605)		$71,739

Liabilities
Current liabilities:
Accounts payable and other liabilities	$958	$826	$(601)	B	$1,183
Financing lease liability	-	56	-		56
Operating lease liability	201	-	-		201

Total current liabilities	1,159	882	(601)		1,440
Convertible promissory notes	-	7,000	(7,000)	C	-
Other liabilities	2	138	(138)	D	2
Non-current finance lease liability	-	146	-		146
Non-current operating lease liability	253	-	-		253

Total liabilities	1,414	8,166	(7,739)		1,841

Stockholders’ equity (deficit)
Share capital:
Convertible preferred stock	-	-	-	F	-
Common stock	-	-	-	F	-
Additional paid-in capital	304,625	5	53,265	E, F	357,895
Accumulated deficit	(232,296)	(2,570)	(53,131)	E, F	(287,997)

Total stockholders’ equity (deficit)	72,329	(2,565)	134		69,898

Total liabilities and stockholders’ equity (deficit)	$73,743	$5,601	$(7,605)		$71,739

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Six Months Ended June 30, 2019

(in thousands of U.S. dollars, except per share amounts)

	Aquinox Pharmaceuticals, Inc.	Neoleukin Therapeutics, Inc.	Pro Forma Adjustments	Note 4	Pro Forma Condensed Combined
Operating expenses
Research and development	$(1,891)	$1,074	$-		$(817)
General and administrative	4,978	1,351	(601)	G	5,728

Total operating expenses	3,087	2,425	(601)		4,911

Loss from operations	(3,087)	(2,425)	601		(4,911)
Interest expense	-	(127)	127	H	-
Other income	878	28	-		906

Net loss	$(2,209)	$(2,524)	$728		$(4,005)

Net loss per share, basic and diluted	$(0.09)				$(0.14)

Weighted average common shares outstanding, basic and diluted	23,537,368			I	28,127,139

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2018

(in thousands of U.S. dollars, except per share amounts)

	Aquinox Pharmaceuticals, Inc.	Neoleukin Therapeutics, Inc.	Pro Forma Adjustments	Note 4	Pro Forma Condensed Combined
Revenue	$25,000	$-			$25,000
Operating expenses
Research and development	41,789	4	-		41,793
General and administrative	15,835	36	-		15,871

Total operating expenses	57,624	40	-		57,664

Loss from operations	(32,624)	(40)	-		(32,664)
Other income, net
Interest expense	(4)	(7)	7	H	(4)
Other income, net	1,043	-	-		1,043

Net loss	$(31,585)	$(47)	$7		$(31,625)

Net loss per share, basic and diluted	$(1.34)				$(1.13)

Weighted average common shares outstanding, basic and diluted	23,519,508			I	28,109,279

See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of Transactions

On August 8, 2019, Aquinox Pharmaceuticals, Inc. (“Aquinox”), completed its acquisition of Neoleukin Therapeutics, Inc., a Delaware corporation (“Former Neoleukin”), pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), by and among Former Neoleukin, Aquinox and Apollo Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Aquinox (“Merger Sub”), pursuant to which, among other things, Merger Sub merged with and into Former Neoleukin, with Former Neoleukin surviving as an Aquinox wholly owned subsidiary (the “Merger”). The name of Aquinox was subsequently changed to Neoleukin Therapeutics, Inc.

Subject to the terms and conditions of the Merger, Aquinox issued 4,589,771 shares of its common stock and 101,927 shares of a newly created non-voting convertible preferred stock (“Series A Preferred Stock”) that, following approval of Aquinox stockholders, will be convertible (the “Preferred Stock Conversion”) into 10,192,700 shares of Neoleukin common stock such that following such conversion, the former holders of Former Neoleukin capital stock will, together with the shares of common stock issued at the closing of the Merger, hold in aggregate approximately 38.58% of Aquinox’s outstanding shares of common stock (or 38.02% on a fully diluted basis).

The organizational history of Former Neoleukin is described in Former Neoleukin’s unaudited interim financial statements as of June 30, 2019 appearing in Exhibit 99.2 to this amended Form 8-K.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”). The unaudited pro forma condensed combined balance sheet as of June 30, 2019 is presented as if the Merger had been completed on June 30, 2019. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 assumes that the Merger occurred on January 1, 2018.

For accounting purposes, Aquinox is considered to be the acquiring company and the transaction is accounted for as an asset acquisition as Former Neoleukin did not meet the definition of a business under Accounting Standard Codification Topic 805, Business Combinations (“ASC 805”) as substantially all of its value was in the In Process Research & Development (“IPR&D”) asset. Accordingly, the assets and liabilities of Aquinox will be recorded as of the Merger closing date at their respective carrying values and the acquired net assets of Former Neoleukin will be recorded as of the Merger closing date at their fair value. Aquinox was determined to be the accounting acquirer based upon the terms of the Merger and immediately after the Merger, the Aquinox shareholders immediately prior to the Merger owned approximately 83.7% of the common stock of Neoleukin Therapeutics, Inc.

The unaudited pro forma condensed combined financial statements were derived from, and should be read in conjunction with:

•

The unaudited condensed consolidated financial statements of Aquinox as of and for the three and six-month periods ended June 30, 2019, as contained in its Quarterly Report on Form 10-Q filed on August 1, 2019;

•	The audited consolidated financial statements of Aquinox as of and for the years ended December 31, 2018 and 2017, as contained in its Annual Report on Form 10-K filed on March 7, 2019;

•

The audited financial statements of Former Neoleukin as of December 31, 2018 and for the period from June 4, 2018 (inception) through December 31, 2018, included as Exhibit 99.1 of this Form 8-K/A; and

•

The unaudited financial statements of Former Neoleukin as of June 30, 2019 and for the six-month period ended June 30, 2019 and for the period from June 4, 2018 (inception) to June 30, 2018, included as Exhibit 99.2 of this Form 8-K/A.

The historical financial statements of Aquinox and Former Neoleukin have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurance that these additional analyses will not result in material changes to the estimates of fair value.

3.	Preliminary Purchase Price and Allocation to Assets Acquired and Liabilities Assumed

The Merger with Former Neoleukin was accounted for as an asset acquisition as substantially all of the fair value of the gross assets acquired was concentrated in the IPR&D. The $43.9 million in estimated fair value allocated to IPR&D was expensed, as the Company determined the asset has no alternative future use in accordance with ASC 730.

The purchase price was calculated as follows (amounts in thousands):

Consideration paid:
Estimated fair value of Aquinox common stock	$15,054
Estimated fair value of Aquinox convertible preferred stock	33,432
Cash consideration for fractional shares	5

Total consideration paid	$48,491

The following table summarizes the assets acquired and liabilities assumed as of the acquisition date (amounts in thousands of U.S. dollars):

Assets acquired:
Cash and cash equivalents	$4,110
Receivables, prepayments and deposits	634
Property and equipment, net	857
In-process research and development asset	43,918

Total assets acquired	49,519

Liabilities assumed:
Accounts payable and other liabilities	826
Financing lease liability	202

Total liabilities assumed	1,028

Net assets acquired	$48,491

The estimated fair market value of the Aquinox securities issued to Former Neoleukin was based on the closing stock price on August 7, 2019, the last day of trading prior to the completion of the Merger.

4.	Pro Forma Adjustments

The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical audited financial statements of Aquinox and Former Neoleukin for the year ended December 31, 2018 and the historical unaudited condensed consolidated financial information of Aquinox as of and for the three and six-month periods ended June 30, 2019 and the historical unaudited condensed financial information for Former Neoleukin as of and for the six months ended June 30, 2019.

A	Reflects payment of total estimated unpaid transaction costs and severance costs upon consummation of the Merger.

(amounts in thousands of U.S. dollars)	Aquinox Pharmaceuticals, Inc.	Neoleukin Therapeutics, Inc.	Total
Payment of transaction costs	$3,146	$1,946	$5,092
Payment to Former Neoleukin shareholders for fractional shares	5	-	5
Payment of severance costs	2,508	-	2,508

Pro forma adjustment	$5,659	$1,946	$7,605

B	Reflects the payment of accrued transaction costs upon consummation of the Merger.

(amounts in thousands of U.S. dollars)	Aquinox Pharmaceuticals, Inc.	Neoleukin Therapeutics, Inc.	Total
Payment of accrued transaction costs	244	357	601

Pro forma adjustment	$244	$357	$601

C	Reflects conversion of Former Neoleukin promissory notes into shares of Aquinox common stock upon closing of the Merger.

D

Reflects conversion of Former Neoleukin accrued interest on promissory notes into shares of Aquinox common stock upon closing of the Merger and the elimination of proceeds received for shares of Neoleukin common stock that are no longer subject to repurchase.

(amounts in thousands of U.S. dollars)	Neoleukin Therapeutics, Inc.
Accrued interest	$134
Proceeds from shares subject to repurchase	4

Pro forma adjustment	$138

E

Aquinox Pharmaceuticals Inc. will record post acquisition stock-based compensation expense of $4.8 million related to the acceleration of certain unvested share based awards of Aquinox as a result of the consummation of the transaction. This amount is excluded from the unaudited pro forma condensed combined statements of operations because it is a charge directly attributable to the Merger that will not have a continuing impact on the combined company’s operations; however, the amount is reflected as an increase to additional paid-in capital and accumulated deficit in the unaudited pro forma balance sheet.

F

Reflects the (i) elimination of Former Neoleukin historical equity carrying value, (ii) issuance of convertible preferred stock and common stock to Former Neoleukin shareholders, (iii) expensing of the fair value of the IPR&D asset acquired on the consummation of the transaction (iv) stock based compensation expense related to the acceleration of certain unvested share based awards on the consummation of the transaction and (v) payment of transaction and severance costs.

	Convertible preferred stock		Common stock
(amounts in thousands of U.S. dollars, except share amounts)	Shares	Amount	Shares	Amount	Additional Paid- In Capital	Accumulated Deficit	Total Stockholders’ Equity
Elimination of Former Neoleukin historical equity carrying value	-	-	(5,279,618)	-	(5)	2,570	2,565
Issuance of convertible preferred stock and common stock to Former Neoleukin shareholders	101,927	-	4,589,771	-	48,486	-	48,486
Expensing of fair value of IPR&D asset	-	-	-	-	-	(43,918)	(43,918)
Stock based compensation on acceleration of vesting	-	-	-	-	4,784	(4,784)	-
Payment of transaction and severance costs	-	-	-	-	-	(6,999)	(6,999)

Pro forma adjustment	101,927	$-	(689,847)	$-	$53,265	$(53,131)	$134

G	Reflects elimination of the historical transaction costs recorded in historical period that will not have a continuing impact on the pro forma income statement.

(amounts in thousands of U.S. dollars)	Six Months ended June 30, 2019
General and administrative
Aquinox Pharmaceuticals, Inc.	$244
Neoleukin Therapeutics, Inc.	357

Pro forma adjustment	$601

H	Reflects adjustment to eliminate interest expense of associated with the Former Neoleukin convertible promissory notes.

I

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net income for the six months ended June 30, 2019 and the year ended December 31, 2018. In addition, the number of shares used in calculating the pro forma combined basic and diluted net income per share has been adjusted to reflect the 4,589,771 shares of common stock of the combined company that were issued to Former Neoleukin as if the Merger was consummated on January 1, 2018.